Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

Case Name:	iHeartMedia, Inc.	Petition Date: March 14, 2018
Case Number:	18-31274 (MI)

Chapter 11 Post-Confirmation Report

for Period Ending: June 30, 2019

1.	Quarterly or

2.	Summary of Disbursements*:

	A. Disbursements made under the plan (itemize on page 3)		$140,862,269

	B. Disbursements not under the plan		$915,684,556

	C. Total Disbursements		$1,056,546,824

	D. Total Disbursements Subject to U.S. Trustee Fees**		$818,447,772

* All disbursements made by the reorganized Debtor, under the plan or otherwise, must be accounted for and reported herein for the purpose of calculating the quarterly Fees.

**   Includes disbursements made by all Debtors through June 20, 2019 and disbursments made by iHeartMedia, Inc., iHeartCommunications, Inc., and Katz Media Group, Inc. from June 21, 2019 - June 30, 2019.

3.	Has the order confirming plan become final? Yes

4.	Are Plan payments being made as required under the Plan? Yes

5.	If “No,” what Plan payments have not been made and why?

Please explain:

6.	If plan payments have not yet begun, when will the first plan payment be made?

7.	What date did the reorganized debtor or successor of the debtor under the plan assume the business or management of the
	property under the plan?	5/1/2019

8.	Please describe any factors which may materially affect your ability to obtain a final decree at this time.

9.	Complete the form for Plan Disbursements attached.

10.	Consummation of Plan: a. If this is a final report, has an application for Final Decree been submitted?
	Date application was submitted	5/30/2019
No Date application will be submitted

I CERTIFY UNDER PENALTY OF PERJURY THAT THE ABOVE INFORMAITON IS TRUE AND CORRECT TO THE BEST OF MY KNOWLEDGE.

Signed:	/s/ Scott D. Hamilton	Date:	8/19/2019
Scott D. Hamilton
(Print Name)

Note:

1)

This is a final report for all Debtors other than iHeartMedia Inc., iHeartCommunications, Inc., and Katz Media Group, Inc., for which it is only a quarterly report. Quarterly reports for these three Debtors will continue to be filed until cases are closed.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

Case Name:	iHeartMedia, Inc.	Petition Date: March 14, 2018
Case Number:	18-31274 (MI)

Cash Receipts and Disbursements for the Period Ending June 30, 2019

			Total
Book Cash Receipts and Disbursements (USD $ millions)	Q1 2019	Q2 2019(1)	Period
Receipts
Net Operating Receipts	$905.3	$867.0	$1,772.3
Disbursements
Rent (Non-Site Leases)	(42.2)	(39.8)	(82.0)
Payroll	(193.4)	(194.9)	(388.3)
Payroll Tax	(107.9)	(102.9)	(210.8)
Benefits	(66.8)	(63.9)	(130.8)
Utilities/Telecom	(11.1)	(16.3)	(27.4)
General AP	(328.7)	(331.4)	(660.1)

Total Operating Disbursements	(750.1)	(749.3)	(1,499.4)

Operating Cash Flow	155.2	117.7	272.9
Debt Paydown	—	—	—
Equity Raise	—	59.1	59.1
ABL Draw	—	—	—
Interest	(1.1)	(1.0)	(2.1)
Interest Income	—	—	—
Capex	(19.4)	(19.7)	(39.1)
Asset Sales/(Purchases)	—	(0.2)	(0.2)
Other Non-Operating Cash Flow	—	2.4	2.4

Cash Flow Before Intercompany	134.7	158.3	293.0
Intercompany Transfer from / (to) Non-Filing Entities	(51.7)	8.5	(43.2)

Cash Flow Before Restructuring Activity	83.0	166.8	249.8

Restructuring Activities
Restructuring Expenses	(28.4)	(145.5)	(173.8)
Plan Disbursements	—	(140.9)	(140.9)

Total Cash Flow	$54.7	$(119.5)	$(64.9)

Beginning Cash	$178.9	$233.6	$178.9
Total Cash Flow	54.7	(119.5)	(64.9)
Change in Restricted Cash	—	3.4	3.4

Ending Cash	$233.6	$117.5	$117.5

Notes:

1)	Includes cash activity for all Debtors throughout the period

Cash Detail	Page 2 of 37